Exhibit 99.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 (File No. 333-52215) of our report dated March 29, 2012, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company, subsidiaries, which appears in such Registration Statement.  We also consent to the use in this Registration Statement on Form N-6 (File No. 333-52215) of our report dated April 20, 2012, relating to the financial statements of Protective Variable Life Separate Account, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

April 26, 2012